Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE:    CONTACTS:
January 30, 2001          G. William Evans              H. Randolph Farmer
                          Executive Vice President      Senior Vice President
                          and Chief Financial Officer   Corporate Communications
                          804-267-8114                  804-267-8120


                      LANDAMERICA ANNOUNCES FOURTH QUARTER
                              AND YEAR-END RESULTS

         LandAmerica Financial Group, Inc. (NYSE: LFG), a premier provider of title insurance and a broad range of real estate-related services, announced earnings for the fourth quarter ended December 31, 2000 of $13.1 million, or $0.70 per diluted share, excluding amortization of goodwill and other acquisition-related intangibles, a one-time charge for integration of its acquisition of Primis and a one-time non-cash adjustment to intangibles. This compares to $15.8 million, or $0.84 per diluted share, reported by us in the comparable quarter of 1999. The acquisition-related amortization totaled $2.4 million in the 2000 quarter compared to $2.7 million in the 1999 quarter. The after-tax integration charges in the fourth quarter of 2000 were $600,000 while there were no such charges in the fourth quarter of 1999. The one-time after-tax adjustment to intangibles of $114.3 million consists primarily of a $110.3 million adjustment to goodwill related to the change in the Company's method for assessing goodwill.

         Including acquisition related costs, integration charges and the intangibles adjustment for the 2000 reporting period, the Company reported a net loss of $104.3 million, or $7.88 per diluted share, compared to net income of $13.1 million, or $0.70 per diluted share, in the 1999 reporting period.

         In the fourth quarter of 2000, the Company elected to change its accounting policy for assessing goodwill from one based on undiscounted cash flows to one based on discounted cash flows. The Company believes that using the discounted cash flow approach to assess recoverability is a preferable policy as it is consistent with the methodology used by the Company to evaluate investment and acquisition decisions.

         Operating revenues, before investment income, totaled $463.7 million for the fourth quarter of 2000, a decline of almost 5% from the same quarter of 1999. Due to the higher interest rate environment during most of 2000, the Company experienced lower revenue levels in 2000 than in the prior year. The decline in operating revenues in the fourth quarter was the smallest experienced during the year.

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         Page Two of Three

         For the full year 2000, the Company's earnings were $46.3 million, or $2.53 per diluted share, excluding amortization of goodwill and other acquisition-related intangibles, one-time charges for integration and the one-time adjustment to intangibles. This compares to $64.7 million, or $3.32 per diluted share, for the comparable 1999 period. The acquisition-related amortization totaled $10.8 million in the 2000 reporting period compared to $10.4 million in the 1999 period. During the year, the Company recorded one-time, after-tax charges of $2.0 million for personnel and termination costs of its Data Trace title plant joint venture and the integration of its Primis acquisition. Including the amortization, one-time integration charges and the one-time adjustment to intangibles, there was a net loss of $80.8 million, or $6.60 per diluted share, for the 2000 full year period and net income of $54.3 million, or $2.79 per diluted share, for the full year period of 1999. The full year 1999 included after-tax losses from the sale of investments of $1.0 million, or $0.05 per diluted share, while the 2000 period included after-tax losses on the sale of investments of $178,000, or about $0.01 per diluted share.

         During the fourth quarter of 2000, new open order counts totaled 154,608 compared to 158,935 in the same quarter of 1999.

         Commenting on the Company's performance, chairman and chief executive officer Charles H. Foster, Jr. noted, "On October 31, 2000, LandAmerica made a significant investment in the future when it completed the acquisition of Primis, Inc., a leading web-based provider of real estate-related services. We are pleased that the integration of Primis with LandAmerica OneStop's operations has gone extremely well. When we closed the Primis transaction, we announced that we expected resultant dilution of fourth quarter earnings of $0.18 to $0.20 per diluted share. Actual results were in line with those expectations. Without this dilution, the cash flow earnings from ongoing operations for the fourth quarter of 2000 would have been $15.9 million. This modest improvement over the fourth quarter of 1999, in light of the decline in revenues, reflects our continued focus on managing our costs.

          "Looking forward, we are optimistic about 2001. Mortgage interest rates are the lowest they have been in eighteen months, and we have experienced strong growth in our new open order counts. Preliminary estimates for January 2001 open orders are 67,000 compared to 50,723 in January 2000."

         The Company will discuss fourth quarter results on a conference call for investors at 10:00 a.m. Eastern Standard Time on Wednesday, January 31, 2001. The conference call will be simultaneously broadcast over the internet via LandAmerica's Web Site, located at www.landam.com. Additionally, an audio archive of the call will also be available on the Company's Web Site.

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Page Three of Three

     LandAmerica Financial Group, Inc. and Subsidiaries - Summary of Operations (In thousands except per share data)

                                                       Three months ended                        Twelve months ended
                                                           December 31,                              December 31,
                                                     2000                1999                  2000                1999
---------------------------------------------------------------------------------------------------------------------------
Title and other operating revenues:
   Direct operations                            $    200,988        $    194,587           $    764,133        $    853,989
   Agency operations                                 262,665             293,069                987,137           1,146,025
                                                ------------        ------------           ------------        ------------
                                                     463,653             487,656              1,751,270           2,000,014
Investment income                                     13,262              12,527                 51,406              49,578
Loss on sales of investments                            (126)                (16)                  (270)             (1,579)
                                                ------------        ------------           ------------        ------------
Total revenues                                       476,789             500,167              1,802,406           2,048,013
                                                ------------        ------------           ------------        ------------

Salaries and employee benefits                       136,015             129,149                515,679             561,744
Agents' commissions                                  206,653             228,115                772,939             891,928
Provision for policy and contract claims              20,162              22,817                 76,889              97,014
Interest expense                                       3,461               3,320                 13,614              12,068
Goodwill amortization                                  2,437               2,699                 10,780              10,351
One-time adjustment to intangibles                   177,774                   -                177,774                   -
General, administrative and other                     94,057              94,101                362,867             390,038
                                                ------------        ------------           ------------        ------------
Total expenses                                       640,559             480,201              1,930,542           1,963,143
                                                ------------        ------------           ------------        ------------

Operating (loss) income before taxes                (163,770)             19,966               (128,136)             84,870
Income tax (benefit) expense                         (59,487)              6,863                (47,370)             30,553
                                                ------------        ------------           ------------        ------------
Net (loss) income                                   (104,283)             13,103                (80,766)             54,317
Less preferred dividends                                   -               1,925                      -               7,700
                                                ------------        ------------           ------------        ------------
(Loss) income available to common
shareholders                                    $   (104,283)       $     11,178           $    (80,766)       $     46,617
                                                ============        ============           ============        ============
Net (loss) income per common share                    $(7.88)              $0.81                 $(6.60)              $3.21
Net (loss)  income per common share
  assuming dilution                                   $(7.88)              $0.70                 $(6.60)              $2.79
Average shares outstanding                            13,471              13,852                 13,397              14,532
Average shares outstanding assuming dilution          13,471              18,740                 13,397              19,503
Orders opened                                          154.6               158.9                  680.1               833.6

-----------------------------------------------------------------------------------------------------------------------------
                                                 December 31,        December 31,
                                                     2000               1999
-----------------------------------------------------------------------------------------------------------------------------
                                                $  1,630,897        $  1,657,921
Total assets
Shareholders' equity                                 664,100             730,703
Book value per share attributable to common
  shareholders                                        $40.99              $45.37
-----------------------------------------------------------------------------------------------------------------------------

The Company cautions readers that the statements contained herein regarding the Company's future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.

LandAmerica Financial Group, Inc. is a leading provider of title insurance and a broad range of real estate-related services. LandAmerica, through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company, services its residential and commercial customers with more than 600 offices throughout the United States, Canada and the Caribbean.

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